Exhibit 99.1
Permian Basin Royalty Trust
News Release
PERMIAN BASIN ROYALTY TRUST
ANNOUNCES NOVEMBER CASH DISTRIBUTION
     DALLAS, Texas, November 19, 2009 — Permian Basin Royalty Trust (NYSE: PBT) (“Permian”), today declared a cash distribution to the holders of its units of beneficial interest of $.082868 per unit, payable on December 14, 2009, to unit holders of record on November 30, 2009. Permian’s cash distribution history, current and prior year financial reports, a link to filings made with the Securities and Exchange Commission and more can be found on its website at http://www.pbt-permianbasintrust.com/.
     This month’s distribution decreased from the previous month due primarily to a decrease in production of both oil and gas and also a decrease in pricing for both oil and gas production. This would primarily reflect production for the month of September. The worldwide market conditions continue to affect the pricing for domestic production. It is difficult to predict what effect these conditions will have on future distributions.
     Production for Waddell Ranch and the Texas Royalty Properties combined for oil and gas respectively was 47,386 bbls and 195,437 Mcf. The average price for oil was $64.84 per bbl and for gas was $5.04 per Mcf. Capital expenditures were approximately $614,931. The numbers provided reflect what was net to the Trust.

	Net to Trust Sales		Average Price
	Volumes		Oil	Gas
	Oil (bbls)	Gas (Mcf)	(per bbl)	(per Mcf)
Current Month	47,386	195,437	$64.84	$5.04
Prior Month	53,111	232,843	$66.64	$5.14
     Effective June 1, 2009, American Stock Transfer & Trust Company (“AST”) became the new transfer agent and registrar for Permian Basin Royalty Trust. Unitholders with registered ownership accounts can contact AST with questions relating to transfers of ownership and instruction, a change of address, direct deposit of distribution checks, and any other account related questions at the dedicated toll free number 1-800-358-5861.
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Contact:	Ron E. Hooper Senior Vice President U.S. Trust, Bank of America Private Wealth Management, Trustee Toll Free — 1.877.228.5085